                              EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT ("this Agreement") is made and entered into as of the 1st of June 2002 by and between Surgical Safety Products, Inc., a New York corporation (the "Company"), and Timothy S. Novak, an individual ("Novak", "he",
"his", or "him") (referred to hereinafter, each as a "Party", and collectively as the "Parties").

        WHEREAS, the Company desires to employ Novak as the Company's Chief
Executive Officer (CEO) to perform the duties as set forth in this Agreement;
and

        WHEREAS, Novak is willing to accept such employment upon the terms and conditions set forth in this Agreement, and further conditioned upon the
Company's continued and faithful performance of its duties and obligations under this Agreement;

        NOW, THEREFORE, in consideration of the foregoing, the promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

        1. Effective Date and Term:

        1.01 Term and Effective Date: The term of Novak's employment shall commence on the date hereof (the "Effective Date") and shall, continue until terminated pursuant to the provisions for termination as hereinafter provided in ss.5 of this Agreement.

        2. Novak's Duties and Authority

        2.01 Duties: Novak shall be assigned and perform those duties of the type, nature and dignity normally assigned to the CEO of an entity similar in type and nature to that of the Company. Novak shall devote his full time (excepting periods of vacation, illness, disability, and Permitted Activities as hereinafter defined), services and abilities to the Company and its accounting and financial affairs and requirements, during the normal business hours of the
Company.

        2.02 Authority: Novak shall participate in and manage all decisions regarding the Company's operational, administrative, business, and financial affairs of the Company. Novak shall be responsible to, and shall report directly to Company Board of Directors. Novak shall be kept advised and timely informed of information, issues, or problems relevant to operational, administrative, business, and financial affairs of the Company.

        2.03 Support: Novak shall be afforded office space, computer support
(including legal and corporate data bases), reference materials, subscriptions,
Continuing professional education ("CPE") and other materials and support necessary to perform his duties and responsibilities, and maintain professional proficiency and skill. Novak shall be provided reasonable administrative and in-house professional support, including the right to engage, at his discretion, the services and advice of outside auditors and accountants to assist him in the performance of his duties, including providing accounting and auditing expertise and advice in matters and areas in which he, in his discretion, feels desirable, and he shall have the authority and discretion to terminate the services of any such outside support.

        3. Compensation

        3.01 Base Salary: Novak shall be paid an annual base salary ("Base Salary")
of One Hundred-Fifty Thousand ($150,000). Dollars, payable in no less frequent installments than twice monthly. Upon the first anniversary form the Effective
Date his Base Salary shall be increased by an amount equal to not less than ten
(20%) percent and shall be paid on the same basis and frequency as provided above; and over that paid payable for the immediately preceding term, or in such greater amount as the Company and Novak shall agree.

        3.02 Discretionary Bonus Compensation: In the discretion of the Board of
Directors, and based upon his annual performance evaluation Novak may be awarded cash bonuses, in addition to his Base Salary, the amount of said bonus to be based upon the extent to which the Company's gross revenues have increased during the period, up to a maximum of 100% of Novak's Base Salary for the period in which the bonus is awarded ("Discretionary Bonus"). The Discretionary Bonus shall be in addition to, not in lieu of, bonuses, awards, and benefits given or received by Novak underss.3.03 andss.4 of this Agreement.

        3.03 Withholding of Taxes: The Company shall cause to be withheld from
Novak's taxable compensation or benefits, and remitted to the appropriate taxing authority, all federal, state and local taxes as shall be required to be withheld by law, regulation or ruling.

        4. Benefits and reimbursement

        4.01 Business Related Benefits, Payments and Reimbursements: Novak shall receive the following benefits in addition to the compensation provided inss.3 of this Agreement: i) fully paid family health insurance under the company group plan; ii) fully paid family dental insurance under company group plan; iii)
payment or reimbursement of all business related use of telephone (including cellular), home fax, and other business related productivity devices; v) payment or reimbursement of all business related travel expenses; and iv) fully compensated leave and vacation at his discretion reasonably exercised in recognition of his duties and performance requirements.

        4.02 Fringe Benefits: Novak shall be entitled to receive all fringe benefits afforded to, and upon the same basis as, the highest executives of the
Company, including, but not limited to: participation in the Company's 401k
Plan; life insurance (including any tax sheltered annuity plan "split dollar"
plan, and executive term life coverage available); awards under all stock option, bonus, and incentive plans of the Company; Company paid health and reimbursement (medical and dental) coverage for him and his spouse; short term sick leave and long term disability benefits coverage; and accident insurance coverage.

        4.03 Rights Regarding Stock. (a) Company stock issued or acquired by Novak, or, if applicable, Company stock acquired through the exercise of any option to purchase such stock shall i) be issued to Novak without restriction on his immediate sale or disposition of such stock; ii) shall be fully registered, or if no registration statement has yet been made effective, will have "Piggy-Back"
rights whereby Novak may elect, and the Company shall give Novak adequate notice for him to make such election, to have such shares included on the next registration statement filed by the Company after such payment or grant at the
Company's sole expense; iii) shall not, without Novak's written consent, be subject to any "Lock-up", or "Stand-still" agreement ; provided however, that if such an agreement is required by an underwriter of, and as a condition of, a public offering of such stock, then Novak may, in his discretion, "put" such number of shares to the Company as he shall elect, at such price per share as may be agreed to by the Parties, and the Company shall, as a condition precedent to Novak's consent, pay Novak in full for such shares and Novak shall thereupon give his written consent to and shall enter into such agreement.

        (b) With reference to any options to purchase Company Stock which may be granted to Novak, should at anytime: i) the Company elect to make a public offering of its stock; or ii) should there occur a "change in control" of the
Company whereby (and which shall, for the purposes of this Agreement be defined
as) any "Person" (as that term is defined or used for purposes ofss.13(d) or
14(d) of the Exchange Act acquires "Beneficial Ownership"(within the meaning of
Rule 13d-3 under the Exchange Act)) voting securities of the Company ("Voting
Securities") representing 20% or more of the combined voting power of the
Company's then outstanding Voting Securities; or iii) should there occur w) an acquisition of 30% or more of the Company's assets, x) a merger, y) a consolidation, or z) a reorganization, involving the Company; then upon the occurrence of any of the aforesaid any options still unvested at the time of such occurrence shall become immediately vested and exercisable.

        5. Termination

        5.01 Termination by the Company for Cause: (a) The Company may terminate this Agreement for "Cause" by giving Novak thirty (30) days written notice.
"Cause shall be defined as and shall be only upon the following conditions:

        1) conviction of a criminal offense, other than a traffic related offense;
        2) gross disregard or intentional misconduct in the performance of his duties as set out inss.2, including engaging in activities for profit outside of his duties for the Company, except for Permitted Activities;
        3) any intentional act which materially damages the Company's reputation; and
        4) inability to substantially perform his duties and responsibilities by reason of physical or mental disability, which shall be determined, at the Company's expense, by the opinion of at least two of a panel of three licensed physicians, two of whom may be selected by Novak, one or more of whom must specialize in the area of Novak's allegedly disabling condition.

        In the event of termination of this Agreement for Cause under 1), 2), or 3)
of thisss.5.01(a), Novak shall be entitled to no further salaried compensation or bonuses after the effective date of termination, except as provided in
ss.5.04. Such termination may be made effective immediately upon the Company's payment in full upon such effective date of Novak's salaried compensation under this Agreement which would become due over the thirty (30) day notice period, together with such other sums as provided underss.5.04.

        In the event that this Agreement is terminated for Cause as specified under
4) of thisss.5.01(a), Novak shall receive Termination Payments (as defined inss.5.02(b)) for 90 days from the effective date of termination.

        5.02 Involuntary Termination: (a) The Company shall be entitled to terminate Novak's employment for any reason other than Cause only by giving him ninety (90) days written notice ("Involuntary Termination"). The Company shall have the right to make such termination effective at any time prior to the expiration of the 90-day notice period by paying Novak immediately upon the giving of such notice of termination all compensation and benefits due and to become due under this Agreement for the 90-day notice period, and such portion, if any, of the bonus compensation underss.ss.3.02 and 3.03 as shall be due but unpaid to him as of the expiration of the 90-day period.

        (b) If the Company terminates this Agreement for any reason other than
Cause then in addition to the payments provided in (a) of thisss.5.02, the
Company shall pay and provide to Novak, all of the compensation provided underss.3.01 andss.3.02 of this Agreement, at the rate and level as shall then be in effect; plus the insurance fringe benefits provided underss.4.02
(collectively, the "Termination Payments") and shall continue to pay and provide to him following the effective date upon which such termination shall occur, for
(i) 6 months if termination occur prior to six months from the Effective Date, or (ii) 3 months should the termination occur thereafter ("Post Termination
Period").

        Termination by Novak: (a) Novak may terminate his employment with the
Company, at any time, at his discretion ("Resign") upon the giving of written notice to the Company. In the event that Novak Resigns for other than Good
Reason (as hereinafter defined), he shall receive no Termination Payments, or any other or further compensation except as provided inss.5.04 of this
Agreement. Provided, however, that should Novak Resign for Good Reason (as hereinafter defined) he shall be entitled to receive, and shall receive, as provided inss.5.02, Termination Payments for 6 months following the effective date upon which he Resigns. "Good Reason" shall be defined, and shall be deemed to exist or occur for any one of the following: i) if Novak's position, day-to-day duties, or responsibilities with the Company are diminished or otherwise changed or modified without his consent; ii) should his working relationship or treatment by the Company's senior management be degraded, or should he be required or demanded to take or commit an act or omission which
Novak deems, in his reasonable discretion, to be illegal or unethical; iii)
should for any reason his then current cash or stock compensation be reduced, or his benefits and perquisites underss.4 be materially reduced, or any of the foregoing not be timely paid or provided; iv) if there occurs or exists a change in the management control of the Company or in its Board of Directors; v) if their occurs a "change in control" as defined inss.3.03(a); vi) if the Company relocates Novak's daily work-place to a location outside of a 150-mile radius of
Sarasota, Florida, except for reasonably required and occasional travel on the
Company's business; or vii) if the Company fails or refuses to timely provide or perform any of its duties, obligations, commitments, or undertakings under this
Agreement.

        (b) If Novak Resigns his employment for Good Reason then in addition to the payments provided in ofss.5.02(a), the Company shall pay and provide to Novak, and shall continue to pay and provide to him Benefits for the Post Termination
Period.

        5.04 Effect of Termination Under Certain Circumstances On Unvested Option
Grants: In the event that Novak's employment shall terminate either: i)
involuntarily for Cause underss.5.01(a), 4); or ii) involuntarily underss.5.02;
or iii) because Novak Resigns with Good Reason underss.5.03, all stock options which are yet unvested as of the effective date of such termination shall upon such effective date become immediately vested and exercisable.

        5.05 Unpaid Compensation: In addition to and notwithstanding any other payments provided under this Agreement, including thisss.5, upon his termination, regardless of the reason or cause therefor, Novak shall be paid any and all earned or accrued but unpaid benefits and compensation including, without limitation, reimbursement for incurred expenses, and any bonus compensation earned but unpaid as of the effective date of such termination.

        6. Miscellaneous Provisions

        6.01 Notices: Notices required or permitted to be given under this
Agreement shall be sufficient if in writing and delivered by hand, or sent by certified or registered mail--return receipt requested and postage prepaid, to the Parties at their respective addresses as follows, or to such other recipient as the Parties, or either of them, shall designate in writing to the other:

              To the Company:            Surgical Safety Products, Inc.
                                         Attn: Board of Directors
                                         One Sarasota Tower
                                         2 North Tamiami Trail
                                         Suite 608
                                         Sarasota, FL 34236
                                         (941)953-9848

              To Mr. Novak:              Timothy S. Novak
                                         7216 River Club Blvd
                                         Bradenton, FL  34202
                                         (941) 358-5646

        6.02 Non-waiver of Breach: The waiver by a Party of a breach of any provision(s) of this Agreement shall neither be deemed, operate, nor be construed as a waiver by either Party of any other, or subsequent, breach.

        6.04 Amendment: This Agreement may neither be amended nor modified except by a writing executed by both of the Parties.

        6.05 Governing Law: This Agreement shall be governed by the laws of the
Commonwealth of Virginia.

        6.06 Separability: Should any provision, condition, or term of this
Agreement, or part thereof, be deemed or determined to be illegal, prohibited, or null and void, it shall not effect the enforceability of any other of the remaining provisions, conditions, or terms hereof, and the remaining provisions, conditions, and terms shall be enforced as though the provision, condition, or term so deemed or determined had not been contained herein.

        6.07 Arbitration: The Parties agree that disputes, controversies, or claims arising out of or related to this Agreement, which can not be settled by agreement of the Parties, including a claim of breach thereof, and including the issue of arbitrability, shall be determined by a single arbitrator appointed by agreement of the Parties, or if unable to agree, then by the American
Arbitration Association ("the AAA"). The arbitration shall be conducted in accordance with the then current Commercial Arbitration Rules of the AAA, or such other rules as to which the Parties may agree. The Parties shall each bear their respective costs and expenses of the arbitration. The decision of the arbitrator shall be final and binding upon the Parties, and a fully enforceable judgment may be entered upon the award in any court of competent jurisdiction.

        6.08 Successors and Assigns: (a) This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns, and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the
Company would be required to perform it if there had been no such succession or assignment. The term "successors and assigns" shall mean a corporation or other entity, or individual acquiring all or substantially all the assets and business of the Company whether by operation of law or otherwise; and the term "the
Company", as used herein, shall be deemed to include such successors and assigns.

        (b) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Novak, his beneficiaries or legal representatives, except by will or the applicable laws of descent and distribution. This
Agreement shall inure to the benefit of and be enforceable by Novak's personal representative.

        6.09 Indemnification: The Company shall indemnify Novak and hold him harmless from any and all suits, claims, demands, and liability of any and every kind and nature ("Proceeding"), against all Expenses (as hereinafter defined)
incurred or suffered by him in connection therewith, including those to which he is threatened to be made a party, arising out of or related, in whole or in part, to acts or omissions in connection with, or within the scope of, his employment or activities with the Company, provided that such act or omission was taken or performed, or omitted to be taken or performed, in good faith by
Novak, and in a manner which he reasonably believed to be not opposed to the
Company's best interest. As used in this Agreement, the term "Expenses" shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, and costs, attorneys' fees, accountants'
fees, investigations, and any expenses of establishing a right to indemnification under this Agreement. Expenses incurred by Novak in connection with any Proceeding shall be paid by the Company in advance upon request of
Novak that the Company pay such Expenses. Such indemnification obligation shall continue as to Novak even if he has ceased to be an officer, director, or agent, or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators. The company shall not, without Novak's prior written consent, settle any action or claim in any manner that would not include a full and unconditional release of Novak. Neither the Company nor Novak will unreasonably withhold or delay their consent to any proposed settlement.
The Company shall provide Novak coverage equal to that afforded the highest executive of the Company under the directors' and officers' liability policy currently and from time to time in force, or, if none, a policy commercially acceptable to Novak; but in no event shall Novak be obligated or required to satisfy or contribute to any self-insured retention, deductible or similar provision under such policies, as those terms are used in their commercial meaning within the insurance industry.

        6.10 Entire Understanding: This Agreement represents the full, complete and entire understanding of the Parties with respect to the matters contained in this Agreement, and there are no other contracts, representations, understandings, agreements, undertakings, conditions precedent or subsequent, or other obligations of any kind or nature, expressed or implied, written or oral, which are not set forth in, or have been or shall be made or entered into pursuant to, this Agreement.

        IN WITNESS WHEREOF, the Parties have executed this Agreement, the Company acting by and through its duly authorized officer, as of the date first above written.

                                           Surgical Safety Products, Inc.
                                           ("the Company")

                                           By:/s/ R. Paul Gray
                                              Name: R. Paul Gray
                                              Title:  CFO & Executive Vice-President
                                              Representing the Board of Directors

                                           By:/s/ Timothy Novak
                                              Name: Timothy S. Novak
                                              Title:  Chairman and Chief Executive Officer